Exhibit 99.1

IMS Health to Acquire Cegedim’s Information Solutions and CRM Businesses

06/24/2014

DANBURY, Conn.–(BUSINESS WIRE)– IMS Health (NYSE:IMS), a leading global provider of information and technology services to the healthcare and life sciences industries, today announced its intention to acquire certain Cegedim information solutions and Customer Relationship Management (CRM) businesses for €385 million (approximately $520 million) in cash.

Cegedim is a global technology and services company specializing in healthcare. The proposed transaction includes Cegedim’s CRM solutions that help life sciences clients in 80 countries drive sales effectiveness, optimize marketing programs across multiple channels and mitigate regulatory compliance risks; OneKey Reference Database that provides insights on 13.7 million healthcare professionals across the globe; and information solutions that use primary market research. In 2013, these businesses collectively generated revenue of €424 million (approximately $573 million) and adjusted EBITDA of €64 million (approximately $86 million). The acquired businesses will bring to IMS Health a team of more than 4,500 talented professionals with deep information and technology skills in areas that include software development, data warehousing, mobile applications and business intelligence tools, as well as analytics and implementation services.

“Cegedim’s complementary offerings will accelerate the build-out of our strategic roadmap in information and technology services,” said Ari Bousbib, chairman and CEO, IMS Health. “The global combination of product, technology, infrastructure and people capabilities will bring compelling, integrated solutions to our clients and allow for greater operational efficiency.”

IMS Health expects to finance this acquisition through a mix of cash on hand and existing credit facilities, with no material impact on its leverage ratio.

The proposed transaction is subject to works council information and consultation requirements in certain countries, as well as customary regulatory and other closing conditions. Closing is anticipated in early 2015.

As a result of the anticipated timing, IMS Health’s 2014 full-year guidance provided during the company’s first-quarter earnings call is unchanged. Post closing, the transaction would be immediately accretive to Adjusted Net Income and Adjusted Earnings Per Share. Previously announced medium-term guidance of growth rates in the mid-single digits for revenue and 1.5x revenue growth for Adjusted EBITDA would remain unchanged following the transaction.

Conference Call and Webcast

IMS Health’s management team will host a conference call and webcast to discuss the proposed transaction at 8:30 a.m. Eastern Time on June 25. Interested parties are invited to listen to the live event via webcast on IMS Health’s Investor Relations website at http://ir.imshealth.com. The discussion also will be available by dialing +1-800-771-6916 in the U.S. and Canada, or +1-212-271-4657 for international callers. A replay of the call and webcast will be available on the company’s Investor Relations site at http://ir.imshealth.com following the live call.

For the purposes of this press release, the currency exchange rate used to convert Euros into U.S. dollars is $1.35.

Non-GAAP Measures

This press release refers to certain “non-GAAP Measures,” including Adjusted EBITDA/Adjusted Net Income and Adjusted Earnings Per Share. These non-GAAP Measures have not been prepared in accordance with U.S. GAAP and will differ from U.S. GAAP net income and earnings per share, respectively, in ways similar to those described in the reconciliations in the company’s earnings press release for its 2014 first quarter. Please refer to the Investor Relations section of our website (www.imshealth.com) and to our public filings with the U.S. Securities and Exchange Commission for a copy of this earnings press release and related information. IMS Health routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly.

Forward-looking Statements

This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements we make regarding completion and expected benefits from the proposed acquisition of Cegedim’s information solutions and CRM businesses. The words “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, the successful completion of the transaction and our ability to successfully integrate Cegedim’s information solutions and CRM businesses, and the factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC, our Form 10-Q for the period ending March 31, 2014 and any subsequent SEC filings. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. Drawing on information from 100,000 suppliers, and on insights from more than 45 billion healthcare transactions processed annually, IMS Health’s approximately 10,000 employees drive results for healthcare clients globally. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.

IMSFIN

Source: IMS Health

IMS Health

Tor Constantino, 1-484-567-6732

Media Relations

tconstantino@us.imshealth.com

or

Tom Kinsley, 1-203-448-4691

Investor Relations

tkinsley@imshealth.com